Exhibit 4.1

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

          This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of the 20th day of December, 2007, by and between VERSO TECHNOLOGIES, INC., a Minnesota corporation (“Buyer”), and NMS COMMUNICATIONS CORP., a Delaware corporation (“Seller”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in that certain Asset Purchase Agreement dated as of December 20, 2007, by and between Seller and Buyer (the “Asset Purchase Agreement”).

          IN CONSIDERATION of the mutual promises and covenants set forth herein, and intending to be legally bound, the parties hereto hereby agree as follows:

1.	RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; REGISTRATION RIGHTS.

          1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                    (a) “Common Stock” shall mean Buyer’s common stock, $.01 par value per share.

                    (b) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

                    (c) “Filing Date” shall mean the date which is ninety (90) days following the Closing Date.

                    (d) “Holder” shall mean (i) Seller and (ii) any other holder of Registrable Securities to whom the rights conferred by this Agreement have been transferred in compliance with Section 1.2 hereof.

                    (e) “Other Shareholders” shall mean persons who, by virtue of agreements with Buyer other than this Agreement, are entitled to include their securities in certain registrations hereunder.

                    (f) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder and the declaration or ordering of the effectiveness of such registration statement.

                    (g) “Registrable Securities” shall mean the shares of Common Stock issued by Buyer to Seller pursuant to Section 2.3 of the Asset Purchase Agreement, provided that a Registrable Security ceases to be a Registrable Security when (i) it is registered under the Securities Act; (ii) it is sold or transferred in accordance with the requirements of Rule 144 (or similar provisions then in effect); or (iii) it is eligible to be sold or transferred under Rule 144 without holding period or volume limitations.

                    (h) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Buyer and one counsel selected to represent the Holders, which counsel shall be reasonably satisfactory to Buyer, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include (i) Selling Expenses; (ii) the compensation of regular employees of Buyer, which shall be paid in any event by Buyer; and (iii) blue sky fees and expenses incurred in connection with the registration or qualification of any Registrable Securities in any state, province or other jurisdiction in a registration pursuant to Section 1.3 hereof to the extent that Buyer shall otherwise be making no offers or sales in such state, province or other jurisdiction in connection with such registration.

                    (i) “Restricted Securities” shall mean any Registrable Securities required to bear the legend set forth in Section 1.2(b) hereof.

                    (j) “Rule 144” shall mean Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar success rule that may be promulgated by the SEC.

                    (k) “Rule 145” shall mean Rule 145 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

                    (l) “SEC” shall mean the Securities and Exchange Commission.

                    (m) “Securities Act” shall mean the Securities Act of 1933, as amended.

                    (n) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

          1.2 Restrictions on Transfer.

                    (a) Except as otherwise set forth herein, each Holder agrees not to make any disposition or transfer of all or any portion of the Registrable Securities unless and until (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) (A) such Holder shall have notified Buyer of the proposed transfer or disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding such proposed transfer or disposition and (B) if reasonably requested by Buyer, such Holder shall have furnished Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such transfer or disposition will not require registration of such shares under the Securities Act.

                    (b) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE.

                    (c) Buyer shall be obligated to promptly reissue unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to Buyer) reasonably acceptable to Buyer to the effect that the securities proposed to be disposed of may lawfully be so disposed of in compliance with the Securities Act without registration, qualification or legend.

                    (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by Buyer of an order of the appropriate blue sky authority authorizing such removal or if the Holder shall request such removal and shall have obtained and delivered to Buyer an opinion of counsel reasonably acceptable to Buyer to the effect that such legend and/or stop-transfer instructions are no longer required pursuant to applicable state securities laws.

          1.3 Buyer Registration.

                    (a) Filing of Registration Statement. As soon as is reasonably practicable after the Closing Date, but no later than the Filing Date, Buyer shall prepare and file with the SEC a registration statement under the Securities Act covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act.

                    (b) Right to Piggyback. If at any time prior to the Filing Date Buyer shall determine to register any shares of Common Stock for its own account or for the account of any shareholder of Buyer, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, then Buyer will:

(i) promptly give to each Holder written notice thereof, which notice briefly describes the Holders’ rights under this Section 1.3(b) (including notice deadlines); and

                    (ii) use its best efforts to include in such registration (and any related filing or qualification under applicable blue sky laws), except as set forth in Section 1.3(d) below, and in any underwriting involved therein, all the Registrable Securities not already covered by an existing and effective registration and specified in a written request or requests, made by any Holder and received by Buyer within ten (10) days after the written notice from Buyer described in clause (i) above is mailed or delivered by Buyer; provided, however, that such Holders shall have requested for inclusion in such registration at least ten percent (10%) of the aggregate number of the Registrable Securities which have been issued or transferred to the Holders prior to the date of such written request and which are not already covered by an existing and effective registration. Such written request may specify all or a part of a Holder’s Registrable Securities.

                    (c) Period of Effectiveness. With respect to any registration statement filed pursuant to Sections 1.3(a) or 1.3(b) hereof, Buyer shall use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act as soon as possible and shall use its reasonable best efforts to keep such registration continuously effective under the Securities Act until the date which is the earlier of (i) one year after the date the SEC declares such registration statement effective; (ii) such time as all of the Registrable Securities have been publicly sold by the Holders; or (iii) such time as all of the Registrable Securities may be sold pursuant to Rule 144(k).

                    (d) Underwriting. If the registration of which Buyer gives notice pursuant to Section 1.3(b)(i) is for a registered public offering involving an underwriting, Buyer shall so advise the Holders as a part of such written notice. In such event, the right of any Holder to registration pursuant to Section 1.3(b) hereof shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with Buyer and the other holders of securities of Buyer with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by Buyer. Notwithstanding any other provision of Section 1.3(b) hereof, if the representative of the underwriters advises Buyer in writing that marketing factors require a limitation on the number of shares to be underwritten, then the representative may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. Buyer shall so advise all Holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to Buyer for securities being sold for its own account and thereafter as set forth in Section 1.10 hereof. If any person does not agree to the terms of any such underwriting, then such person shall be excluded therefrom by written notice from Buyer or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, then Buyer shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 1.10 hereof.

          1.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 1.3 hereof shall be borne by Buyer. All Selling Expenses relating to securities so registered shall be borne by the Holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

          1.5 Registration Procedures. In the case of each registration effected by Buyer pursuant to Section 1.3 hereof, Buyer will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, Buyer will use its best efforts to:

                    (a) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement, and use its reasonable best efforts to cause such registration statement to become and remain effective until completion of the proposed offering;

                    (b) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

                    (c) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing; provided, however, Buyer shall not be obligated to prepare and furnish any such prospectus supplements or amendments relating to any material nonpublic information at any such time as the Board of Directors of Buyer has determined that, for good business reasons, the disclosure of such material nonpublic information at that time is contrary to the best interests of Buyer in the circumstances and is not otherwise required under applicable law (including applicable securities laws);

                    (d) cause all such Registrable Securities hereunder to be listed on each securities exchange and/or included in any national quotation system on which similar securities issued by Buyer are then listed or included;

                    (e) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

                    (f) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

                    (g) file and use its reasonable best efforts to register or qualify the securities covered by such registration statement under such other securities or state securities or “blue sky” laws of such jurisdictions as each selling Holder shall reasonably request, and do any and all other acts and things that may be necessary under such state securities or “blue sky” laws to enable such selling Holder to consummate the public sale or other disposition in such jurisdictions of the securities owned by such selling Holder, except that Buyer shall not for any such purpose be required to qualify to do business as a foreign corporation or consent to service of process in any jurisdiction wherein it is not so qualified or has not so consented;

                    (h) if the Registrable Securities are of a class of securities that is listed on a national securities exchange, file copies of any prospectus with such exchange in compliance with Rule 153 under the Securities Act so that the holders of Registrable Securities benefit from the prospectus delivery procedures described therein;

                    (i) cooperate with each Holder and each underwriter, if any, participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. (“NASD”), including, if appropriate, the pre-filing of a prospectus as part of a shelf registration statement in advance of an underwritten offering;

                    (j) during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC, including pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act;

                    (k) provide copies to and permit legal counsel designated by each Holder to review each registration statement and all amendments and supplements thereto a reasonable time prior to their filing with the SEC;

                    (l) use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the withdrawal of any such order as soon as reasonable practicable; and

                    (m) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

          1.6 Indemnification.

                    (a) To the extent permitted by law, Buyer will indemnify each Holder, each of such Holder’s officers, directors, partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, as applicable, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of

Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Buyer of the Securities Act or any rule or regulation thereunder applicable to Buyer or relating to action or inaction required of Buyer in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that Buyer will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Buyer by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Buyer (which consent shall not be unreasonably withheld).

                    (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify Buyer, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of Buyer’s securities covered by such a registration statement, each person who controls Buyer or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and Other Shareholder, and each of their officers, directors, and partners, and each person controlling such Holder or Other Shareholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Buyer and such Holders, Other Shareholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Buyer by such Holder and stated to be specifically for use therein; provided, however, (i) that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) and (ii) that in no event shall any indemnity under this Section 1.6(b) exceed the net proceeds from the offering received by such Holder.

                    (c) Each party entitled to indemnification under this Section 1.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff of a release to such Indemnified Party from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

                    (d) If the indemnification provided for in this Section 1.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the conduct, statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                    (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into by the Indemnifying Party and the Indemnified Party in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

          1.7 Information by Holder. Each Holder of Registrable Securities shall furnish to Buyer such information regarding such Holder and the distribution proposed by such Holder as Buyer may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

          1.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Restricted Securities to the public without registration, Buyer agrees to use its best efforts to:

                    (a) make and keep adequate public information regarding Buyer available as those terms are understood and defined in Rule 144;

                    (b) file with the SEC in a timely manner all reports and other documents required of Buyer under the Securities Act and the Exchange Act; and

                    (c) so long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by Buyer as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Buyer, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.

          1.9 Notice to Discontinue; Notice by Holders.

                    (a) Notice to Discontinue. Each Holder agrees by acquisition of Registrable Securities that, upon receipt of any notice from Buyer of any event of the kind described in Section 1.5(c), the Holder will discontinue disposition of Registrable Securities until the Holder receives copies of the supplemented or amended prospectus contemplated by Section 1.5(c). In addition, if Buyer requests, the Holder will deliver to Buyer (at Buyer’s expense) all copies, other than permanent file copies then in the Holder’s possession, of the prospectus covering the Registrable Securities current at the time of receipt of such notice. If Buyer gives any such notice, then the time period mentioned in Section 1.3(c) shall be extended by the number of days elapsing between the date of notice and the date that each Holder who has included Registrable Securities in such registration receives the copies of the supplemented or amended prospectus contemplated in Section 1.5(c).

                    (b) Notice by Holders. The Holders for whom any Registrable Securities are registered pursuant to this Agreement shall notify Buyer, at any time when a prospectus relating to such registration is required to be delivered under the Securities Act, of the happening of any event, which as to any Holder is (i) to its respective knowledge; (ii) solely within its respective knowledge; and (iii) solely as to matters concerning that Holder, as a result of which the prospectus included in the registration statement, then in effect, contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances then existing, not misleading.

          1.10 Allocation of Registration Opportunities. In any circumstance in which all of the Registrable Securities and other shares of Buyer with registration rights (the “Other Shares”) requested to be included in a registration contemplated by Section 1.3(b) cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Registrable Securities and Other Shares that may be so included shall be allocated, subject to the registration rights applicable to the Other Shares which shall control in event of a conflict with provisions hereof, among the Holders and Other Shareholders requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Securities and Other Shares held by such Holders and Other Shareholders; provided, however, that such allocation shall not operate to reduce the aggregate number of Registrable Securities and Other Shares to be included in such registration, if any Holder or Other Shareholder does not request inclusion of the maximum number of shares of Registrable Securities and Other Shares allocated to such Holder or Other Shareholder pursuant to the above-described procedure, then the remaining portion of such allocation shall be reallocated among those requesting Holders and Other Shareholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Registrable Securities and Other Shares which would be held by such Holders and Other Shareholders, and this procedure shall be repeated until all of the shares of Registrable Securities and Other Shares which may be included in the registration on behalf of the Holders and Other Shareholders have been so allocated.

2.	REPRESENTATIONS AND WARRANTIES OF BUYER AND SELLER.

          2.1 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

                    (a) The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of Buyer, each as amended, or any provision of any material indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Buyer.

                    (b) This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and public policy considerations.

          2.2 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

                    (a) The execution, delivery and performance of this Agreement by Seller have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of Seller, each as amended, or any provision of any material indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Seller.

                    (b) This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and public policy considerations.

3.	MISCELLANEOUS.

          3.1 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of Section 1 hereof.

          3.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          3.3 Entire Agreement; Amendment; Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by Buyer and the Holders of at least fifty-one percent (51%) of the Registrable Securities then outstanding and any such amendment, waiver, discharge or termination shall be binding on all the Holders, but in no event shall the obligation of any Holder hereunder be materially increased, except upon the written consent of such Holder.

          3.4 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, or delivered personally by hand or nationally recognized courier addressed (a) if to a Holder, as indicated in the stock records of Buyer or at such other address as such Holder shall have furnished to Buyer in writing, or (b) if to Buyer, at 400 Galleria Parkway, Suite 200, Atlanta, Georgia 30339, Attn: Chief Financial Officer, or at such other address as Buyer shall have furnished to each Holder in writing, together with a copy to Rogers & Hardin LLP, 2700 International Tower, 229 Peachtree Street, Atlanta, Georgia 30303, Attn: Robert C. Hussle, Esq. All such notices and other written communications shall be effective on the date of mailing or delivery.

          3.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of Buyer under this Agreement shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

          3.6 Rights; Severability. Unless otherwise expressly provided herein, a Holder’s rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          3.7 Information Confidential. Each Holder acknowledges that the information received by them pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless Buyer has made such information available to the public generally or such Holder is required to disclose such information by a governmental body.

          3.8 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          3.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          3.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to Georgia’s choice of law rules.

[Signature Page Follows]

          IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf by an officer or representative thereto duly authorized, all as of the date first above written.

VERSO TECHNOLOGIES, INC.

By: /s/ Martin D. Kidder

Name: Martin D. Kidder

Title: CFO

NMS COMMUNICATIONS CORP.

By: /s/ Robert Schechter

Name: Robert Schechter

Title: CEO/President

[Signature Page to Registration Rights Agreement]